Midwood Long/Short Equity Fund 485BPOS

Exhibit 99(j)(6)

KPMG LLP
Two Financial Center
60 South Street
Boston, MA 02111

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The General Partner

Midwood Capital Partners, L.P.:

We consent to the use of our report, dated April 20, 2018, with respect to the financial statements of Midwood Capital Partners, L.P., as of December 31, 2017 and for the year then ended, included herein in the registration statement (No. 333-123290) on Form N-1A, and to the reference to our firm under the caption Financial Statements in the Statement of Additional Information.

Boston, Massachusetts

January 2, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.